Exhibit (h)(1)
BLUE OWL ALTERNATIVE CREDIT FUND
DEALER MANAGER AGREEMENT
March 6, 2025
Blue Owl Alternative Credit Fund
399 Park Avenue
New York, NY 10022
Ladies and Gentlemen:
This Dealer Management Agreement (this "Agreement") is entered by and between Blue Owl Alternative Credit Fund, a Delaware statutory trust (the "Fund"), and Blue Owl Securities LLC (the "Dealer Manager").
The Fund's shares of beneficial interest ("Shares") are anticipated to be offered in one or more offerings that are registered under the Securities Act of 1933, as amended (the "Securities Act"), or conducted pursuant to an exemption therefrom (each, an "Offering"), which may consist of such classes of Shares as set forth in the private placement memorandum, registration statement and/or prospectus (including the statement of additional information) in effect from time to time (as amended, restated and/or supplemented from time to time, the "Offering Materials", and the Shares offered thereby, the "Offered Shares").
The Fund intends to conduct a private placement Offering to a limited number of investors in private placement transactions that do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act (the "Private Offering"). At the commencement of the Private Offering, the Fund intends to file a registration statement with the U.S. Securities and Exchange Commission ("SEC") under solely the Investment Company Act of 1940, as amended (the "Investment Company Act"), that, upon filing, will be listed on Schedule 1 to this Agreement (the "Private Registration Statement"). Following the termination of the Private Offering, the Fund intends to conduct a public Offering pursuant to a registration statement filed with the SEC under both the Securities Act and the Investment Company Act that, upon its effectiveness, will be listed on Schedule 1 to this Agreement (each, a "Registration Statement"), which Schedule 1 may be amended from time to time with the written consent of the Fund and the Dealer Manager (the "Public Offering"). In this Agreement, unless explicitly stated otherwise, "the Registration Statement" means, at any given time, each of the registration statements listed on Schedule 1 related to the Public Offering, as such Schedule 1 may be amended from time to time, as each such registration statement is finally amended and revised at the Effective Date (as defined in Section 1.2 below) of the registration statement (including at the Effective Date of any post-effective amendment thereto).
Each Offering is and shall be comprised of an unlimited amount of Shares that will be issued and sold on a "best efforts" basis through the Dealer Manager and the broker-dealers participating in the Offering (the "Participating Broker-Dealers") at the offering prices per Share set forth in the Offering Materials and the Fund's distribution reinvestment plan. In connection with each Offering, the minimum investment by any one person shall be as set forth in the Offering Materials (except as otherwise indicated in any letter or memorandum from the Fund to the Dealer Manager). The differences between the classes of Offered Shares and the eligibility requirements for each class will be described in detail in the Offering Materials. The Offered Shares are to be offered and sold as described under the caption "Plan of

Distribution" in the Offering Materials. Terms not otherwise defined herein shall have the same meaning as in the applicable Offering Materials.
The Fund has entered into an investment advisory agreement, dated as of the date hereof (the "Investment Advisory Agreement"), with Blue Owl Alternative Credit Advisors II LLC (the "Adviser").
The Fund hereby agrees with the Dealer Manager as follows:
1.    Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Dealer Manager and each Participating Broker-Dealer with whom the Dealer Manager has entered into or will enter into a Participating Broker-Dealer Agreement (the "Participating Broker-Dealer Agreement"), in substantially the form attached as Exhibit A to this Agreement (or such other forms as shall be approved in writing by the Fund), that, as of the date hereof and at all times during the applicable Offering Period, as that term is defined in Section 4.1 below (provided that, to the extent such representations and warranties are given only as of a specified date or dates, the Fund only makes such representations and warranties as of such date or dates):
1.1    In connection with the Private Offering, (a) the offer and sale of the Offered Shares in the manner contemplated by this Agreement and the Offering Materials will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder and, accordingly, the Offered Shares have not been and will not be registered under the Securities Act; (b) the Offering Materials have been prepared in conformity with the requirements of the Investment Company Act; (c) any or all Form D filings have been, or will be, effected as required; (d) once payment is received, the Offered Shares issued will conform to the description contained in the Offering Materials; and (e) all statements of fact contained or to be contained in the Offering Materials are or will be true and correct in all material respects at the time indicated and the Offering Materials will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; provided, however, that the Fund makes no warranty or representation with respect to any statement contained in the Offering Materials made in reliance upon and in conformity with information furnished in writing to the Fund by the Dealer Manager or any Participating Broker-Dealer expressly for use in the Offering Materials.
1.2    Prior to the commencement of the Public Offering, the Fund will have prepared and filed with the SEC the Registration Statement for the registration of the Offered Shares in the Public Offering in accordance, in all material respects, with applicable requirements of the Securities Act and the applicable rules and regulations of the SEC promulgated thereunder (the "Securities Act Regulations"). As used in this Agreement, the term "Effective Date" means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC; the term "Prospectus" means the prospectus in the form constituting a part of the Registration Statement on the Effective Date, as well as in the form filed with the SEC pursuant to Rule 424 after the Registration Statement becomes effective, except that the term "Prospectus" shall also include any amendment or supplement thereto; and the term "Filing Date" means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC.
1.3    For purposes of the Public Offering, the Registration Statement and the Prospectus, and any further amendments or supplements thereto, will, as of the applicable Effective Date, comply in all material respects with the Securities Act and the Securities Act Regulations; the Registration Statement and any amendments thereto will not, in each case as of the applicable Effective Date, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Fund makes no warranty or representation with respect to any statement contained in the Registration Statement or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information furnished in writing to the Fund by the Dealer Manager or any Participating Broker-Dealer expressly for use in the Registration Statement or the Prospectus, or any amendments or supplements thereto.
1.4    The Investment Advisory Agreement has been duly authorized, executed and delivered by the Fund.
1.5    The Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Offering Materials and to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Fund and, assuming due authorization, execution and delivery by the Dealer Manager, is a legal, valid and binding agreement of the Fund enforceable against the Fund in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by general equitable principles, and except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 5 of this Agreement may be limited under applicable securities laws.
1.6    The Fund has qualified to do business and is in good standing in every jurisdiction in which the conduct of its business, as described in the applicable Offering Materials, requires such qualification, except where the failure to do so would not have a material adverse effect on the condition, financial or otherwise, results of operations or cash flows of the Fund (a "Material Adverse Effect").
1.7    The Offered Shares conform in all material respects to the description of the Shares contained in the applicable Offering Materials.
1.8    The Fund is not in violation of its declaration and agreement of trust or its bylaws and the execution and delivery of this Agreement, the issuance, sale and delivery of the Offered Shares, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Fund will not violate the terms of or constitute a default under: (a) its declaration and agreement of trust or its bylaws; or (b) any indenture, mortgage, deed of trust, lease or other material agreement to which the Fund is a party; or (c) any law, rule or regulation applicable to the Fund; or (d) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund except, in the cases of clauses (b), (c) and (d), for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
1.9    The Fund will be registered under the Investment Company Act as a non-diversified, closed-end management investment company prior to the commencement of any Offering.
1.10    The terms of the Investment Advisory Agreement, including compensation terms, comply in all material respects with all applicable provisions of the Investment Company Act and the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the "Advisers Act").
1.11    The approval of the Investment Advisory Agreement by the board of trustees of the Fund has been made in accordance with the requirements of Section 15 of the Investment Company Act.

1.12    Except as disclosed in the Offering Materials, (i) no person is serving or acting as an officer, director or investment adviser of the Fund, except in accordance with the applicable provisions of the Investment Company Act and the Advisers Act and the applicable published rules and regulations thereunder, and (ii) to the knowledge of the Fund, no trustee of the Fund is an "affiliated person" (as defined in the Investment Company Act) of the Dealer Manager.
1.13    The Fund's contemplated business operations and investments are in compliance in all material respects with the provisions of the Investment Company Act and the rules and regulations thereunder applicable to closed-end funds, except as will not result, individually or in the aggregate, in a Material Adverse Effect.
1.14    The provisions of the declaration and agreement of trust and bylaws of the Fund and the investment objective, policies and restrictions described in the Offering Materials are not inconsistent with the requirements of the Investment Company Act and the rules and regulations of the SEC thereunder.
1.15    Except as have been obtained or waived, no material consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Fund of this Agreement or the issuance and sale by the Fund of the Offered Shares, except (a) registration of the Offered Shares in the Public Offering under the Securities Act; (b) registration under the Investment Company Act; and (c) any necessary qualification under the conduct rules set forth in the Financial Industry Regulatory Authority, Inc. ("FINRA") rulebook (the "FINRA Rules").
1.16    There are no actions, suits or proceedings pending or, to the knowledge of the Fund, threatened against the Fund at law or in equity or before or by any federal or state commission, regulatory body, or administrative agency or other governmental body, domestic or foreign, which would have a Material Adverse Effect.
1.17    The issuance and sale of the Offered Shares have been duly authorized by the Fund, and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance and sale of the Offered Shares by the Fund are not subject to preemptive or other similar rights arising by operation of law, under the articles of incorporation or bylaws of the Fund or under any agreement to which the Fund is a party or otherwise.
1.18    Neither the Fund nor, to the knowledge of the Fund, any director, officer, employee or affiliate of the Fund is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
1.19    No relationship, direct or indirect, exists between or among the Fund on the one hand, and the directors, officers and security holders of the Fund, the Adviser or their respective affiliates, on the other hand, which is required to be described in the Offering Materials and which is not so described.
2.    Covenants of the Fund. The Fund hereby covenants and agrees with the Dealer Manager that:
2.1    The Fund will: (a) use commercially reasonable efforts to cause the Registration Statement and any subsequent amendments thereto to become effective as promptly as possible; (b) promptly advise the Dealer Manager (i) of the receipt of any comments of, or requests for additional or supplemental information from, the SEC, (ii) of the time and date of any filing of any amendment to the Private Registration Statement or the Registration Statement, or any amendment or supplement to the Offering Materials, and (iii) of the time and date that any post-effective amendment to the Registration Statement becomes effective; (c) timely file every amendment or supplement to the Private Registration Statement, the Registration Statement or the Prospectus that may be required by the SEC or, in the case of the Registration Statement and Prospectus, under the Securities Act; and (d) promptly notify the Dealer Manager if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, and, to the extent the Fund determines that such action is in its best interest, the Fund will use its commercially reasonable efforts to obtain the lifting of such order at the earliest possible time.
2.2    In addition to and apart from the Prospectus, the Fund intends to furnish to all appropriate regulatory agencies and use printed sales literature or other materials in connection with the Offering prepared by the Fund, the Adviser or the Dealer Manager. Such printed sales literature or other materials prepared by the Fund, the Adviser or the Dealer Manager, provided that the use of said sales literature and other materials has been approved for use by the Fund in writing and all appropriate regulatory agencies, are referred to hereinafter as the "Authorized Sales Materials." In the event that the Fund uses printed materials in connection with an Offering prepared by the Fund, the Adviser or the Dealer Manager that is intended for "broker-dealer use only" or "advisor use only," the Dealer Manager shall use such materials in accordance with Section 4.3 below.
2.3    The Fund will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Offering Materials, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request. The Fund will similarly furnish to the Dealer Manager and Participating Broker-Dealers designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the Offering of the Shares of (a) the Offering Materials in preliminary and final form and every form of supplement and/or amendment to the Offering Materials; and (b) the Authorized Sales Materials.
2.4    The Fund shall use commercially reasonable efforts to notify applicable state securities agencies of its intention to sell any appropriate number of Shares as the Fund and the Dealer Manager may approve, as required by applicable law; provided that the Fund shall not be required to amend its certificate of trust, declaration and agreement of trust or by-laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the Offerings in any state from the terms set forth in the applicable Offering Materials, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the Offerings. Any such notification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Dealer Manager shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such notifications.
2.5    If at any time when Offering Materials are required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of the Fund, the Offering Materials would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Fund will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and the Dealer Manager and the Participating Broker-Dealers shall suspend the offering and sale of the Offered Shares in accordance with Section 4.3 hereof until such time as the Fund, in its sole discretion (a) instructs the Dealer Manager to resume the offering and sale of the Offered Shares and (b) has prepared any required supplement or amendment to the Offering Materials as shall be necessary to correct such statement or omission and to comply with the requirements of Section 10 of the Securities Act.
2.6    The Fund will apply the proceeds from the sale of the Offered Shares as stated in the Offering Materials.
2.7    The Fund will engage and maintain, at its expense, a registrar and transfer agent for the Offered Shares.
2.8    The Fund will operate in a manner so as to enable the Fund to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, for each taxable year during which it is registered under the Investment Company Act; provided, however, that at the discretion of the Fund's board of trustees, it may elect to not be so treated.
3.    Payment of Expenses and Fees.
3.1    The Fund agrees to pay all costs and expenses incident to the Offerings, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including expenses, fees and taxes in connection with: (a) any registration fee, the preparation and filing of the Offering Materials (including without limitation financial statements, exhibits, schedules and consents) and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Dealer Manager and to Participating Broker-Dealers (including costs of mailing and shipment); (b) the preparation, issuance and delivery of certificates, if any, for the Offered Shares, including any stock or other transfer taxes or duties payable upon the sale of the Offered Shares; (c) all fees and expenses of the Fund's legal counsel and the independent registered public accounting firm; (d) filing for review by FINRA of all necessary marketing materials relating to the Offerings and the Offered Shares (including the reasonable legal fees and filing fees and other disbursements of counsel relating thereto); (e) the fees and expenses of any transfer agent or registrar for the Offered Shares and miscellaneous expenses referred to in the Offering Materials; (f) all costs and expenses incident to the travel and accommodation of the Fund's employees in making road show presentations with respect to the offering of the Offered Shares; and (g) the performance of the Fund's other obligations hereunder.
3.2    In addition, the Fund shall reimburse the Dealer Manager or Participating Broker-Dealers for reasonable out-of-pocket due diligence expenses incurred by the Dealer Manager or such Participating Broker-Dealer. Such due diligence expenses may include reasonable travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Dealer Manager or any Participating Broker-Dealer and their personnel when visiting the Fund's offices to verify information relating to the Fund. The Dealer Manager or any Participating Broker-Dealer shall provide to the Fund a detailed and itemized invoice for any such due diligence expenses.
4.    Obligations and Compensation of Dealer Manager.
The Dealer Manager hereby represents and warrants to, and covenants and agrees with the Fund (provided that, to the extent representations and warranties of the Dealer Manager are given only as of a specified date or dates, the Dealer Manager only makes such representations and warranties as of such date or dates), as follows:

4.1    Private Placement Activities.
(a)    The Fund hereby appoints the Dealer Manager to act as agent and distributor during the Private Offering, for the period commencing with the commencement date of the Private Offering and ending on the termination date of the Private Offering described in the Offering Materials (the "Private Offering Period") to solicit and to cause Participating Broker-Dealers to solicit subscriptions for the sale of Offered Shares in private placement transactions at the subscription price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the applicable Offering Materials and Subscription Agreement, and the Dealer Manager agrees to use its best efforts to procure subscribers for the Offered Shares during the Private Offering Period. Notwithstanding anything to the contrary in this Agreement, the Dealer Manager will solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the Private Offering of the Offered Shares during the term of this Agreement. The Dealer Manager shall identify certain qualified investors, who are (i) either (A) U.S. persons for U.S. federal income tax purposes or (B) non-U.S. persons in compliance with Regulation S promulgated under the 1933 Act and other applicable law, (ii) "accredited investors" (as defined in Rule 501(a) under the Securities Act), and (iii) meet any other eligibility standards set forth in the Offering Materials, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, "Eligible Investors"). The provisions of this paragraph do not obligate Dealer Manager to register as a broker or dealer under the blue sky laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Dealer Manager to sell any particular number of Offered Shares.
(b)    Dealer Manager agrees that, during the time in which Offered Shares are not registered under the Securities Act, it will not conduct, and will not authorize or permit any Participating Broker-Dealer to conduct, a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Offered Shares.
(c)    Subject to applicable law, during the time in which Offered Shares are not registered under the Securities Act, the Dealer Manager may enter into private placement agreements with such Participating Broker-Dealers as the Fund may select. The Dealer Manager shall not be obligated to make any payments to the Participating Broker-Dealers unless (i) the Dealer Manager has received a distribution and servicing fee with respect to sales of Shares of the classes set forth on Schedule 2 to this Agreement (the "Distribution and Servicing Fee") pursuant to the Fund's Distribution and Servicing Plan, adopted in voluntary compliance with Rule 12b-1 under the Investment Company Act, and (ii) such Plan has been approved by the Fund's board of trustees.
4.2    Public Offering Activities
(a)    The Fund hereby appoints the Dealer Manager to act as its agent and distributor during the period commencing with the commencement date of the Public Offering and ending on the termination date of the Public Offering (the "Public Offering Period" and, together with the Private Offering Period, each an "Offering Period") to solicit and to cause Participating Broker-Dealers to solicit subscriptions for the Offered Shares at the subscription price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the applicable Offering Materials and Subscription Agreement, and the Dealer Manager agrees to use its best efforts to procure subscribers for the Offered Shares during the Public Offering Period. It is expressly understood between the Dealer Manager and the Adviser that the Dealer Manager may cooperate with respect to the offering and sale of the Offered Shares with other broker dealers who are registered as broker dealers with the SEC, members of FINRA and duly licensed by the appropriate regulatory agency of each jurisdiction in which they will conduct offers and sales of the Offered Shares, or with broker dealers exempt from all such registration requirements. Such other Participating Broker-Dealers may be retained by the Dealer Manager as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of compensation as are agreed to between the Dealer Manager and the respective other Participating Broker-Dealers and as are in accordance with the terms of the Registration Statement.
(b)    The Dealer Manager shall not be obligated to make any payments to the Participating Broker-Dealers unless (i) the Dealer Manager has received a Distribution and Servicing Fee with respect to sales of Shares of the classes set forth on Schedule 2 to this Agreement pursuant to the Fund's Distribution and Servicing Plan, adopted in voluntary compliance with Rule 12b-1 under the Investment Company Act, and (ii) such Plan has been approved by the Fund's board of trustees.
4.3    The Dealer Manager represents to the Fund that (i) it is a member of FINRA in good standing, (ii) it and its employees and representatives are properly registered and licensed as required by any applicable law, rule, or regulation to act under this Agreement, and (iii) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Rules, SEC rules and regulations ("Commission Rules") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the "USA PATRIOT Act"), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the "Money Laundering Abatement Act" and together with the USA PATRIOT Act, the "AML Rules") reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Offered Shares. In addition, the Dealer Manager represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the U.S. Department of the Treasury's Office of Foreign Assets Control regulations ("OFAC Program") and will continue to maintain its OFAC Program during the term of this Agreement.
The Dealer Manager further represents that it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act, and the Dealer Manager hereby agrees, upon request of the Fund, to provide an annual certification to the Fund that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act.
4.4    With respect to its participation and the participation by each Participating Broker-Dealer in the offer and sale of the Offered Shares (including, without limitation, any resales and transfers of Offered Shares), the Dealer Manager agrees, and, by virtue of entering into the Participating Broker-Dealer Agreement, each Participating Broker-Dealer shall have agreed, to comply and shall comply with all the applicable requirements under the Securities Act (including Regulation D and Regulation S during the Private Offering), the Exchange Act, conduct rules of FINRA or its predecessor, the National Association of Securities Dealers, Inc., and any other applicable foreign, state or local securities or other laws or rules of FINRA or any other applicable self-regulatory agency in offering and selling the Offered Shares. The Dealer Manager agrees, and each Participating Broker-Dealer shall have agreed, to comply and shall comply with any applicable requirements with respect to its and each Participating Broker-Dealer's participation in any resales or transfers of the Offered Shares. In addition, the Dealer Manager agrees, and each Participating Broker-Dealer shall have agreed, that should it or they assist with the resale or transfer of the Offered Shares, it and each Participating Broker-Dealer will fully comply with all applicable FINRA or Commission Rules or any other applicable Federal or state laws.
4.5    The Dealer Manager shall not cause the Offered Shares to be offered and sold in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where the Offered Shares have not been registered or qualified for offer and sale under applicable state securities laws unless the Offered Shares are exempt from the registration or qualification requirements of such laws. The Dealer Manager shall use and distribute in conjunction with the offer and sale of any Offered Shares only the Offering Materials and the Authorized Sales Materials. If required by applicable law, the Authorized Sales Materials may only be furnished to prospective investors if accompanied or preceded by the Offering Materials. The Dealer Manager represents and warrants to the Fund that it will not use any sales literature not authorized and approved by the Fund or use any "broker-dealer use only" or "advisor use only" materials with members of the public in connection with offers or sales or the Offered Shares. The Dealer Manager agrees, and will cause the Participating Broker-Dealer to each agree, to suspend or terminate offering and sale of the Offered Shares upon request of the Fund at any time and to resume offering and sale of the Offered Shares upon subsequent request of the Fund.
4.6    In consideration for the services rendered by the Dealer Manager, it is agreed that:
(a)    Subject to the special circumstances described in or otherwise provided in this Agreement and provided in the "Plan of Distribution" section of the Offering Materials, which may be amended and restated from time to time, subject to the limitations set forth in Section 4.5(b) below and as otherwise noted above in 4.1(c), the Fund will pay to the Dealer Manager the Distribution and Servicing Fee and the Dealer Manager may permit Participating Broker-Dealers to charge transaction or other fees, including upfront placement fees or brokerage commissions, all as described in Schedule 2 to this Agreement. The Fund will pay the Distribution and Servicing Fee to the Dealer Manager monthly in arrears. The Dealer Manager will reallow all or a portion of the Distribution and Servicing Fee to any Participating Broker-Dealers who sold the applicable class of Shares giving rise to a portion of such Distribution and Servicing Fee to the extent the Participating Broker-Dealer Agreement with such Participating Broker-Dealer provides for such a reallowance and such Participating Broker-Dealer is in compliance with the terms of such Participating Broker-Dealer Agreement related to such reallowance. Notwithstanding the foregoing, subject to the terms of the applicable Offering Materials, at such time as the Participating Broker-Dealer who sold the class of Shares giving rise to a portion of the Distribution and Servicing Fee is no longer the broker-dealer of record with respect to such class of Shares or the Participating Broker-Dealer no longer satisfies any or all of the conditions in its Participating Broker-Dealer Agreement for the receipt of the Distribution and Servicing Fee, then the Participating Broker-Dealer's entitlement to the Distribution and Servicing Fees related to such Shares shall cease in, and the Participating Broker-Dealer shall not receive the Distribution and Servicing Fee for, that month or any portion thereof (i.e., Distribution and Servicing Fee are payable with respect to an entire month without any proration). Participating Broker-Dealer transfers will be made effective as of the start of the first business day of a month.
Thereafter, such Distribution and Servicing Fees may be reallowed to the then-current broker-dealer of record of the applicable class of Shares, as applicable, if any such broker-dealer of record has been designated (the "Servicing Dealer"), to the extent such Servicing Dealer has entered into a Participating Broker-Dealer Agreement or similar agreement with the Dealer Manager ("Servicing Agreement"), such Participating Broker-Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance and the Servicing Dealer is in compliance with the terms of such agreement related to such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Participating Broker-Dealer is not entitled to any Distribution and Servicing Fee with respect to Class I-F Shares during the Private Offering or Class I Shares during the Public Offering. The Dealer Manager will also reallow some or all of the Distribution and Servicing Fee to other broker-dealers who provide services with respect to the Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.
(b)    The Dealer Manager shall cease receiving the Distribution and Servicing Fee, and shall cease paying Distribution and Servicing Fees pursuant to Participating Broker-Dealer Agreements, as applicable, if the aggregate asset-based, front-end and deferred sales charges (as defined in FINRA Rule 2341) exceed 6.25% of new gross sales (excluding sales from the reinvestment of distributions and exchanges of shares between investment companies in the fund complex or between classes of Shares) plus interest charges on such amount equal to the prime rate plus 1% per annum in accordance with FINRA Rule 2341.
4.7    The terms of any reallowance of the Distribution and Servicing Fee shall be set forth in the Participating Broker-Dealer Agreement or Servicing Agreement entered into with the Participating Broker-Dealer or Servicing Dealers, as applicable. The Fund will not be liable or responsible to any Participating Broker-Dealer or Servicing Dealer for any reallowance of the Distribution and Servicing Fee to such Participating Broker-Dealer or Servicing Dealer, it being the sole and exclusive responsibility of the Dealer Manager for any reallowance of the Distribution and Servicing Fee to Participating Broker-Dealers and Servicing Dealers. Notwithstanding the above, the Fund, in its sole discretion, either directly or through such agent appointed by it, may act as agent of the Dealer Manager by making direct payment of Distribution and Servicing Fees to such Participating Broker-Dealers without incurring any liability therefor. Further, the Fund is not responsible for any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Participating Broker-Dealers.
4.8    The Dealer Manager represents and warrants to the Fund and each person that signs the Registration Statement that the information regarding the applicable Offering in the applicable Offering Materials and all other information furnished to the Fund by the Dealer Manager in writing expressly for use in the Offering Materials or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.    Indemnification.
5.1    For the purposes of this Section 5, an entity's "Indemnified Parties" shall include such entity's officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.
5.2    The Fund will indemnify, defend (subject to Section 5.6) and hold harmless the Participating Broker-Dealers and the Dealer Manager, and their respective Indemnified Parties, from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such Participating Broker-Dealers or Dealer Manager, or their respective Indemnified Parties, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by Fund, any material breach of a covenant contained herein by Fund, or any material failure by the Fund to perform its obligations hereunder or to comply with state or federal securities laws applicable to an Offering, (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Offering Materials or (ii) in any Authorized Sales Materials, or (c) the omission or alleged omission to state a material fact required to be stated in the Offering Materials as necessary to make the statements therein not misleading, and the Fund will reimburse each Participating Broker-Dealer or Dealer Manager, and/or their respective Indemnified Parties, for any legal or other expenses reasonably incurred by such Participating Broker-Dealer or Dealer Manager, and/or their respective Indemnified Parties, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished either (x) to the Fund by the Dealer Manager or (y) to the Fund or Dealer Manager by or on behalf of any Participating Broker-Dealer expressly for use in the Offering Materials. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.
Notwithstanding the foregoing, the indemnification and agreement to hold harmless provided in this Section 5.2 is further limited to the extent that no such indemnification by the Fund of a Participating Broker-Dealer or the Dealer Manager, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws by the Fund, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.
5.3    The Dealer Manager will indemnify, defend and hold harmless the Fund, its Indemnified Parties and each person who has signed the Registration Statement, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager, any material breach of a covenant contained herein by the Dealer Manager or any material failure by the Dealer Manager to perform its obligations hereunder, (b) any untrue statement or any alleged untrue statement of a material fact contained (i) in the Offering Materials, or (ii) in any Authorized Sales Materials, (c) the omission or alleged omission to state a material fact required to be stated in the Offering Materials as necessary to make the statements therein not misleading; provided, however, that in each case described in clauses (b) and (c), to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Offering Materials, (d) any use of sales literature by the Dealer Manager not authorized or approved by the Fund or any use of "broker-dealer use only" or "advisor use only" materials with members of the public concerning the Offered Shares by the Dealer Manager, (e) any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares, (f) any material violation by the Dealer Manager of this Agreement, (g) any failure by the Dealer Manager to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts, including applicable FINRA Rules, SEC Rules and the USA PATRIOT Act, or (h) any other failure by the Dealer Manager to comply with applicable FINRA or Commission Rules. The Dealer Manager will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.
5.4    Each Participating Broker-Dealer severally will indemnify, defend and hold harmless the Fund, the Dealer Manager, each of their respective Indemnified Parties and each person who signs the Registration Statement, from and against any losses, claims, damages or liabilities to which the Fund, the Dealer Manager, any of their respective Indemnified Parties or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty by the Participating Broker-Dealer, any material breach of a covenant by the Participating Broker-Dealer or any material failure by the Participating Broker-Dealer to perform its obligations hereunder or under the Participating Broker-Dealer Agreement, (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Offering Materials or (ii) in any Authorized Sales Materials as necessary to make statements therein not misleading; provided, however, that in each case described in clauses (b) and (c), to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund or the Dealer Manager by the Participating Broker-Dealer specifically for use with reference to the Participating Broker-Dealer in the Offering Materials, (d) any use of sales literature by the Participating Broker-Dealer not authorized or approved by the Fund or use of "broker-dealer use only" or "advisor use only" materials with members of the public concerning the Offered Shares by such Participating Broker-Dealer or Participating Broker-Dealer's representatives or agents, (e) any untrue statement made by such Participating Broker-Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares, (f) any failure by the Participating Broker-Dealer to comply with Section VI or Section IX of the Participating Broker-Dealer Agreement or any other material violation of the Participating Broker-Dealer Agreement, as applicable, (g) any failure of the Participating Broker-Dealer to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts, including applicable FINRA Rules, Commission Rules and the USA PATRIOT Act, or (h) any other failure by the Participating Broker-Dealer to comply with applicable FINRA or Commission Rules or any other applicable Federal or state laws, including its failure to ensure the appropriate FINRA licensing credentials for its representatives. Each Participating Broker-Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Participating Broker-Dealer may otherwise have.
5.5    Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, notify in writing the indemnifying party of the commencement thereof but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party's rights. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 5.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Alternatively, at its sole option, the indemnifying party, jointly with any other indemnifying parties similarly notified, may assume the defense thereof. In any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party's own expense. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the prior written consent of such indemnifying party, which consent will not be unreasonably withheld or delayed.
5.6    An indemnifying party under Section 5 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows:
(a)    In the case of the Fund indemnifying the Dealer Manager, the advancement of funds of the Fund to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund; (ii) the legal action is initiated by a third party who is not a shareholder of the Fund or the legal action is initiated by a shareholder of the Fund acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Dealer Manager undertakes to repay the advanced funds to the Fund, together with the applicable legal rate of interest thereon, in cases which the Dealer Manager is found not to be entitled to indemnification.
(b)    In any case of indemnification other than that described in Section 5.6(a) above, the indemnifying party shall pay all reasonable legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party (including other participating broker-dealers that sign other participating broker-dealer or similar agreements). If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the reasonable expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm. Notwithstanding the foregoing, to the extent such law firm is not located in the same jurisdiction as any legal proceeding subject to such indemnity, the indemnifying party shall also cover reasonable local counsel fees of one other law firm in each jurisdiction where the litigation is pending, it being understood that the responsibilities of such local counsel shall be minimal and not overlap with that of the lead law firm, and that such responsibilities shall consist primarily of matters such lead law firm is unable to undertake on a cost-efficient basis.
5.7    The indemnity agreements contained in this Section 5 shall remain operative and in full force and effect regardless of: (a) any investigation made by or on behalf of any Participating Broker-Dealer or any person controlling any Participating Broker-Dealer or by or on behalf of the Fund, the Dealer Manager or any officer, trustee or director thereof, or by or on behalf of the Fund or the Dealer Manager; (b) delivery of any Offered Shares and payment therefor; and (c) any termination of this Agreement or any Participating Broker-Dealer Agreement. A successor of any Participating Broker-Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 5.
5.8    Notwithstanding any other provision of this Section 5, no party shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(i) of the Investment Company Act.
6.    Survival of Provisions. The respective agreements, representations and warranties of the Fund and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect until the termination date of the applicable Offering regardless of: (a) any investigation made by or on behalf of the Dealer Manager or any Participating Broker-Dealer or any person controlling the Dealer Manager or any Participating Broker-Dealer or by or on behalf of the Fund or any person controlling the Fund; and (b) the delivery of payment for the Offered Shares. Following the termination of this Agreement, this Agreement will become void and there will be no liability of any party to any other party hereto, except for obligations under Sections 5, 6, 7, 9, 10, 11 and 15, all of which will survive the termination of this Agreement.
7.    Applicable Law; Venue. THE PARTIES TO THIS AGREEMENT, ACTING FOR THEMSELVES AND FOR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, WITHOUT REGARD TO DOMICILE, CITIZENSHIP OR RESIDENCE, EXPRESSLY AND IRREVOCABLY SUBMIT TO, AS THE EXCLUSIVE FORUM FOR THE DETERMINATION OF ALL DISPUTES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT THAT IS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. EACH OF THE PARTIES WAIVES ANY CLAIMS OF INCONVENIENT FORUM OR VENUE. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by the laws of the State of New York applicable to contracts formed and to be formed entirely within the State of New York, without regard to the conflicts of laws principles and rules thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.
8.    Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.
9.    Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement among the parties and supersede any prior understanding, whether written or oral, prior to the date hereof with respect to the Offering.

10.    Successors and Amendment.
10.1    This Agreement shall inure to the benefit of and be binding upon the Dealer Manager, the Fund and their respective successors and permitted assigns and shall inure to the benefit of the Participating Broker-Dealers to the extent set forth in Sections 1 and 5 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.
10.2    This Agreement may be amended only by the written agreement of the Dealer Manager and the Fund.
10.3    Neither the Fund nor the Dealer Manager may assign or transfer any of such party's rights or obligations under this Agreement without the prior written consent of the Dealer Manager, on the one hand, or the Fund, on the other hand.
11.    Term and Termination.
11.1    This Agreement shall become effective with respect to the Fund as of the date first written above. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the effective date. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the Investment Company Act.
11.2    This Agreement may be terminated by the Dealer Manager, on the one hand, or the Fund, on the other, in the event that (a) the Fund, on the one hand, or the Dealer Manager, on the other, shall have materially failed to comply with any of the material provisions of this Agreement or (b) the Fund, on the one hand, or the Dealer Manager, on the other, materially breaches any of its representations and warranties contained in this Agreement and, in the case of the Fund, such breach or breaches, individually or in the aggregate, would have a Material Adverse Effect; provided, however, that no party may terminate this Agreement under this sentence unless such failure(s) or breach(es) under clause (a) or (b) above is or are not cured within thirty (30) days after such party has delivered notice of intent to terminate under this Section 11.2. In any case, this Agreement shall expire at the close of business on the termination date of the Public Offering.
11.3    Notwithstanding Section 11.2, this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Fund's trustees who are not "interested persons" (as defined in the Investment Company Act) of the Fund and who have no direct or indirect financial interest in the operation of the Fund's distribution plan or this Agreement or by vote a majority of the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to the Dealer Manager; and will automatically terminate in the event of its assignment (as defined in the Investment Company Act).
11.4    The Dealer Manager, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds, if any, in its possession which were received from investors for the sale of Offered Shares into the appropriate account designated by the Fund, (ii) promptly deliver to the Fund all records and documents in its possession which relate to an Offering and are not designated as dealer copies, (iii) provide a list of all purchasers and broker-dealers with whom the Dealer Manager has initiated oral or written discussions regarding an Offering, and (iv) notify Participating Broker-Dealers of such termination. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents but shall keep all such information confidential. The Dealer Manager shall use its best efforts to cooperate with the Fund to accomplish an orderly transfer of management of the Offering to a party designated by the Fund.
11.5    In addition to any other obligations of the Fund that survive the expiration or termination of this Agreement, the Fund shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under Section 4 at such time as such compensation becomes payable.
12.    Confirmation. The Fund hereby agrees and assumes, or will arrange for a party designated by it to assume, the duty to confirm, on its behalf and on behalf of Participating Broker-Dealers, all orders for purchase of Offered Shares accepted by the Fund. Such confirmations will comply with the rules of the SEC and FINRA and will comply with applicable laws of such other jurisdictions to the extent the Fund is advised of such laws in writing by the Dealer Manager.
13.    Submission of Orders. Each person desiring to purchase Offered Shares in an Offering will be required to complete and execute such subscription agreements and materials in accordance with the terms of the applicable Offering Materials, and Participating Broker-Dealer Agreement, as applicable. The Dealer Manager shall ensure that any Participating Broker-Dealer shall only offer to sell and accept subscription materials for Offered Shares in accordance with the offering terms and conditions as set forth in the Offering Materials. The Fund will sell the Offered Shares on a continuous basis at prices and in accordance with the offering terms and conditions set forth in and subject to any adjustment described or otherwise provided in the Offering Materials. Each person desiring to purchase Offered Shares may receive fractional Offered Shares.
14.    Suitability and Eligibility of Investors; Compliance with Privacy Laws.
14.1    The Dealer Manager will offer Offered Shares, and in its agreements with Participating Broker-Dealers will require that the Participating Broker-Dealers offer Offered Shares, only to those persons who meet the suitability and eligibility standards set forth in the Offering Materials or in any suitability letter or memorandum sent by the Fund and will only make offers to persons in the jurisdictions in which it is advised in writing that the Offered Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the Offered Shares for sale in any respective jurisdiction (or the exemption therefrom), the Dealer Manager represents, warrants and covenants that it will not offer Offered Shares and will not permit any of its registered representatives to offer Offered Shares in any jurisdiction unless both the Dealer Manager and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Offered Shares, the Dealer Manager will comply, and in its agreements with Participating Broker-Dealers, the Dealer Manager will require that the Participating Broker-Dealers comply, with the provisions of the FINRA Rules, as well as all other applicable rules and regulations relating to suitability and eligibility of investors.
The Dealer Manager further represents, warrants and covenants that neither the Dealer Manager, nor any person associated with the Dealer Manager, shall offer or sell Offered Shares in any jurisdiction except to investors who satisfy the investor suitability and eligibility standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Offering Materials; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA Rules. The Dealer Manager agrees to ensure that, in recommending the purchase, sale or exchange of Offered Shares to an investor, the Dealer Manager, or a person associated with the Dealer Manager, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Fund) concerning his or her age, investment objectives, other investments, financial situation and needs and any other information known to the Dealer Manager, or person associated with the Dealer Manager, that (i) the investor can reasonably benefit from an investment in the Offered Shares based on the investor's overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor's overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Offered Shares, (C) the lack of liquidity of the Offered Shares, (D) the background and qualifications of the Adviser or the persons responsible for directing and managing the Fund and (E) the tax consequences of an investment in the Offered Shares. In the case of sales to fiduciary accounts, the suitability and eligibility standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Offered Shares or by the beneficiary of such fiduciary account. The Dealer Manager further represents, warrants and covenants that the Dealer Manager, or a person associated with the Dealer Manager, will make every reasonable effort to determine the suitability and eligibility standards and appropriateness of an investment in Offered Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Offered Shares pursuant to a subscription solicited by the Dealer Manager, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereafter established. The Dealer Manager agrees to retain such documents and records in the Dealer Manager's records for a period of six years from the date of the applicable sale of Offered Shares and to make such documents and records available to (i) the Fund upon request and (ii) representatives of the SEC, FINRA and applicable state securities administrators upon the Dealer Manager's receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. The Dealer Manager shall not purchase any Offered Shares for a discretionary account without obtaining the prior written approval of the Dealer Manager's customer and his or her signature on a Subscription Agreement.
14.2    The Dealer Manager agrees, and in its agreements with Participating Broker-Dealers the Dealer Manager will require that the Participating Broker-Dealers to agree, (a) to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 ("GLB Act") and Regulation S-P, (ii) the privacy standards and requirements of any other applicable Federal or state law and (iii) its own internal privacy policies and procedures, each as may be amended from time to time; (b) to refrain from the use or disclosure of non-public personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (c) to determine which customers have opted out of the disclosure of non-public personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the "List") as provided by each to identify customers that have exercised their opt-out rights.
In the event the Dealer Manager uses or discloses non-public personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, the Dealer Manager will consult the List to determine whether the affected customer has exercised his or her opt-out rights. The Dealer Manager understands that it is prohibited from using or disclosing any non-public personal information of any customer that is identified on the List as having opted out of such disclosures.
15.    Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service or (c) on the fifth business day after deposited in the

U.S. mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, in each case to the intended recipient at the address set forth below:
If to the Fund:
Blue Owl Alternative Credit Fund
399 Park Avenue
New York, NY 10022
Attention: Andrew Murphy
E-mail: legal@blueowl.com
If to the Dealer Manager:
Blue Owl Alternative Credit Fund
399 Park Avenue
New York, NY 10022
Attention: Sean Connor
E-mail: legal@blueowl.com
Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 15.
16.    No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager as an employee, agent or representative of, or in association with or in partnership with, the Fund; instead, this Agreement shall only constitute the Dealer Manager as a dealer authorized to sell the Offered Shares according to the terms set forth in the Offering Materials and in this Agreement.
17.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

BLUE OWL ALTERNATIVE CREDIT FUND

By:	/s/ Ivan Zinn
Name: Ivan Zinn
Title: Chief Executive Officer

Accepted and agreed as of the date first above written:
BLUE OWL SECURITIES LLC

By:	/s/ Sean Connor
Name: Sean Connor
Title: President

Schedule 2
Compensation
PRIVATE OFFERING
During the Private Offering, the Fund intends to, subject to the receipt of exemptive relief from the SEC to offer multiple classes of Shares, offer Class S-F, U-F and Class I-F Shares and adopt a Distribution and Servicing Plan in compliance with Rule 12b-1 under the Investment Company Act, pursuant to which upfront sales loads and asset-based distribution fees may be imposed with respect to certain classes of Shares as follows:
I. Upfront Sales Loads
Class S-F Shares and Class U-F Shares are not subject to transaction or other fees, including upfront placement fees or brokerage commissions ("Upfront Sales Loads"). The Dealer Manager is authorized to enter into arrangements whereby when Class S-F shares and/or Class U-F shares are purchased from certain Participating Broker-Dealers, those Participating Broker-Dealers may directly charge subscribers Upfront Sales Loads, in such amount as they may determine, provided that the Participating Broker-Dealers limit such charges to 3.50% and 3.00% of the net offering price per share of each such Class S-F share and Class U-F share, respectively. No Upfront Sales Load will be paid in connection with purchases of Class I-F Shares or Shares purchased pursuant to our distribution reinvestment plan.
II. Distribution and Servicing Fee
The Fund will pay to the Dealer Manager a Distribution and Servicing Fee with respect to outstanding Class S-F Shares and Class U-F Shares that is paid monthly in an amount equal to 0.85% per annum of the aggregate NAV of the outstanding Class S-F Shares and in an amount equal to 0.75% per annum of the aggregate NAV of the outstanding Class U-F Shares. The Dealer Manager will reallow the Distribution and Servicing Fee with respect to the Class S-F Shares and Class U-F shares to a Participating Broker-Dealer subject to the terms and conditions included in the applicable Participating Broker-Dealer Agreement. The Fund will not pay the Dealer Manager a Distribution and Servicing Fee with respect to Class I-F Shares.
PUBLIC OFFERING
During the Public Offering, the Fund intends to, subject to the receipt of exemptive relief from the SEC to offer multiple classes of Shares, offer Class S, U and Class I Shares and adopt a Distribution and Servicing Plan in compliance with Rule 12b-1 under the Investment Company Act, pursuant to which upfront sales loads and asset-based distribution fees may be imposed with respect to certain such classes of Shares as follows:
I. Upfront Sales Loads
Class S Shares and Class U Shares are not subject to an Upfront Sales Load. The Dealer Manager is authorized to enter into arrangements whereby when Class S-F shares and/or Class U-F shares are purchased from certain Participating Broker-Dealers, those Participating Broker-Dealers may directly charge subscribers Upfront Sales Loads, in such amount as they may determine, provided that the Participating Broker-Dealers limit such charges to 3.50% and 3.00% of the net offering price per share of each such Class S share and Class U share, respectively. No Upfront Sales Load will be paid in connection with purchases of Class I Shares or Shares purchased pursuant to our distribution reinvestment plan.
II. Distribution and Servicing Fee
The Fund will pay to the Dealer Manager a Distribution and Servicing Fee with respect to outstanding Class S Shares and Class U Shares that is paid monthly in an amount equal to 0.85% per annum of the aggregate NAV of the outstanding Class S Shares and in an amount equal to 0.75% per annum of the aggregate NAV of the outstanding Class U Shares. The Dealer Manager will reallow the Distribution and Servicing Fee with respect to the Class S Shares and Class U shares to a Participating Broker-Dealer subject to the terms and conditions included in the applicable Participating Broker-Dealer Agreement. The Fund will not pay the Dealer Manager a Distribution and Servicing Fee with respect to Class I Shares.

EXHIBIT A
FORM OF PARTICIPATING BROKER-DEALER AGREEMENT